Exhibit 3.227

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Network Licensing Collection LLC

•	Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington. The name of its Registered agent at such address is The Corporation Trust Company

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 24 day of January, 2008.

By:	/s/ Mark Ansorge
Authorized Person(s)

Name:	Mark Ansorge
Typed or Printed

STATE of DELAWARE

CERTIFICATE of AMENDMENT

1.	Name of Limited Liability Company: Network Licensing Collection LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Name Change To:

Choruss LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 21st day of October, 2008.

By:	/s/ Paul M. Robinson
Authorized Person(s)

Name:	Paul M. Robinson
Typed or Printed